Exhibit 107.1

Calculation of Filing Fee Table

S-4

(Form Type)

Alerus Financial Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $1.00 par value per share	457(c) and 457(f)	204,476	N/A	$5,685,284.00 (2)	$92.70 per $1,000,000	$527.03
Fees Previously Paid	Equity	Common Stock, $1.00 par value per share	457(c) and 457(f)	2,584,086	N/A	$72,703,585.74 (3)	$92.70 per $1,000,000	$6,739.62
Carry Forward Securities
Carry Forward Securities
	Total Offering Amount					$78,388,869.74		$7,266.65
	Total Fees Previous Paid							$6,739.62
	Total Fee Offsets							$0.00
	Net Fee Due							$527.03

(1)	The estimated maximum number of shares of Alerus Financial Corporation (“Alerus”) common stock to be issuable upon completion of the merger of Alerus and MPB BHC, Inc. (“MPB”), as described herein and pursuant to the terms of the Agreement and Plan of Merger between Alerus and MPB, dated as of December 8, 2021, and attached to the proxy statement/prospectus as Appendix A. Pursuant to Rule 416, this Registration Statement also covers an indeterminate number of shares of common stock as may become issuable as a result of stock splits, stock dividends or similar transactions.

(2)	The proposed maximum aggregate offering price of Alerus’s common stock was calculated based upon the market value of shares of MPB common stock (the securities to be cancelled in the merger) in accordance with Rule 457(f) under the Securities Act as follows: the product of (A) $20.58, the average of the high and low prices per share of MPB common stock as reported on the OTC Pink Market on March 23, 2022 and (B) 276,320, the estimated maximum number of shares of MPB common stock that may be exchanged in the merger that were not already registered in the initial filing of this registration statement, based on the number of shares of MPB common stock outstanding at the time this first amendment to this registration statement was first filed with the SEC.

(3)	The proposed maximum aggregate offering price of Alerus’s common stock was calculated based upon the market value of shares of MPB common stock (the securities to be cancelled in the merger) in accordance with Rule 457(f) under the Securities Act as follows: the product of (A) $20.82, the average of the high and low prices per share of MPB common stock as reported on the OTC Pink Market on January 18, 2022 (such date being within five business days of the date that this registration statement was first filed with the SEC) and (B) 3,492,007, the estimated maximum number of shares of MPB common stock that may be exchanged in the merger, based on the number of shares of MPB common stock outstanding at the time this registration statement was first filed with the SEC.